EXHIBIT 99.2

FirstCity Financial Corporation to Present at PiperJaffray
16th Annual Financial Services Conference

     Waco, Texas March 11, 2005... FirstCity Financial Corporation , (NASDAQ: FCFC), announced today that James T. Sartain, President and CEO, will be making a presentation to the investment community, at the Piper Jaffray 16th Annual Financial Services Conference in New York, New York, on Tuesday, March 15, 2005.

A link to the live audio webcast of his presentation will be provided on the Investor Relations page of FirstCity Financial’s website at http://www.fcfc.com/, and at http://www.piperjaffray.com/fscwebcast. The link will be accessible at approximately 8:00 AM EST on the day of the conference. The replay will be available approximately two hours after the presentation is completed and will remain available for seven days.

Certain statements in this press release, which are not historical in fact, including, but not limited to, statements relating to future performance, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. There are many important factors that could cause the Company’s actual results to differ materially. These factors include, but are not limited to, the performance of the Company’s subsidiaries and affiliates, availability of portfolio assets, assumptions underlying portfolio asset performance, risks associated with foreign operations, currency exchange rate fluctuations, interest rate risk, risks of declining value of loans, collateral or assets; the degree to which the Company is leveraged, the Company’s continued need for financing, availability of the Company’s credit facilities, the impact of certain covenants in loan agreements of the Company and its subsidiaries, the ability of the Company to utilize net operating loss carry forwards, general economic conditions, foreign social and economic conditions, changes (legislative and otherwise) in the asset securitization industry; fluctuation in residential and commercial real estate values, capital markets conditions, including the markets for asset-backed securities, uncertainties of any litigation arising from discontinued operations; factors more fully discussed and identified under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” risk factors and other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2004, as well as in the Company’s other filings with the SEC. Many of these factors are beyond the Company’s control. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. The forward-looking statements in this release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

FirstCity Financial Corporation is a diversified financial services Company with operations dedicated to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in France and Mexico. Its common (FCFC) stock is listed on the NASDAQ National Market System.